                                                                    EXHIBIT 10.1








                                    RESTATED
                            REVOLVING CREDIT AND TERM
                                 LOAN AGREEMENT

                                  By and Among

                             Bank Of America, N.A.,
                                     Lender,

                                       And

      Chico's FAS, Inc., Chico's Concept, Inc., Chico's Distribution, Inc. Chico's Media, Inc., and Chico's Real Estate, LLC, a Georgia limited liability company Obligors


             -------------------------------------------------------

                         Dated as of September 24, 2002

                        --------------------------------

                RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

         THIS RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is made and entered into as of this September 24, 2002 by and among BANK OF AMERICA, N.A., ("Lender") and CHICO'S FAS, INC., a Florida corporation ("FAS"), CHICO'S CONCEPT, INC., a Florida corporation ("Concept") CHICO'S DISTRIBUTION, INC., a Florida corporation ("Distribution"), CHICO'S MEDIA, INC., a Florida corporation ("Media") and Chico's Real Estate, LLC, a Georgia limited liability company ("Real Estate") (individually "Obligor" and collectively, "Obligors") and restates that certain Revolving Credit and Term Loan Agreement dated May 12, 2000, as amended on January 15, 2002.

                                   BACKGROUND

         WHEREAS, Obligors have two existing credit facilities with Lender; and

         WHEREAS, Obligors have requested Lender to increase an existing revolving credit facility from $25,000,000.00 to the amount of $45,000,000.00 to be utilized for the support of Letters of Credit for one or more Obligors and for working capital for one or more Obligors and to reaffirm the loan terms of the existing real estate term loan between Lender and FAS; and

         WHEREAS, Lender has agreed to modify and increase the revolving credit facility loan, conditioned upon terms and conditions acceptable to Lender; and

         WHEREAS, the parties desire to set forth the mutually agreed upon terms and conditions for the modified and increased revolving credit facility loan and the real estate term loan.

         NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions herein, Obligors and Lender agree as follows:

                             SECTION 1. DEFINITIONS.

     1.1 Defined Terms. Unless the context of a particular Loan Document otherwise provides, the terms in quotes used in the foregoing preamble and the following terms shall have the respective meanings ascribed to them for all purposes of the Loan Documents:

         "Acceptances" means documentary banker's acceptances issued by Lender for the account of any Obligor.

          "Advance" shall mean each advance of principal outstanding under the Revolving Credit Loan including any Letter of Credit which Lender funds or any Acceptance which Lender funds.

         "Advance Account" means account number 003601213648 of FAS on the books of the Lender, to which (i) any Advance by the Lender to Obligors under the Revolving Credit Loan shall be credited thereto by recording therein on the date of such Advance a credit entry in the amount of such Advance; and (ii) debits shall be made thereto if (A) there exist any funds in such account when there is Indebtedness outstanding under the Revolving Credit Loan and the Real Estate Loan, in which case such funds will be debited thereto and applied to the payment, if any,




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

then due on the Indebtedness by recording therein a debit entry in the amount of such funds, and (B) any Advance is required to fund a Letter of Credit draw, in which case there shall be debited thereto the amount of such Advance by recording therein a debit entry in the amount of such Advance on the date of such Advance. Obligors hereby agree that FAS is the designated agent of each Obligor and is solely responsible for the making of Letter of Credit requests and Advance requests and the subsequent disbursement of funds to Obligors. Lender shall have no obligation to any Obligor for the misapplication of any Loan proceeds by FAS.

         "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with any Person. A Person shall be deemed to control an entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

         "Applicable Letter of Credit Sublimit" shall mean the maximum aggregate dollar amount of Letters of Credit that may be outstanding from time to time pursuant to paragraph g of Section 2.2. Until changed pursuant to paragraph g of
Section 2.2, the Applicable Letter of Credit Sublimit shall be $35,000,000.00.

         "Applicable Revolving Credit Sublimit" shall mean the difference between the Revolving Credit Loan Commitment and the Applicable Letter of Credit Sublimit, from time to time, as adjusted pursuant to paragraph g of Section 2.2. Until the Applicable Letter of Credit Sublimit is changed pursuant to paragraph g of Section 2.2, the Applicable Revolving Credit Sublimit is computed to be $10,000,000.00.

         "Authorized Officer" means any of the Chairman, President, Senior Vice Presidents or Vice Presidents of an Obligor or, with respect to financial matters, the Treasurer or Chief Financial Officer of an Obligor or any other person expressly designated by the Board of Directors (or the appropriate committee thereof) of such Obligor as an Authorized Officer for purposes of this Agreement, as set forth from time to time in a written certificate delivered to Lender.

         "Agreement" means this Restated Revolving Credit And Term Loan Agreement, as the same may be further amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof.

         "Business Day" means a day that is not a Saturday, a Sunday, or a day on which Lender is closed pursuant to authorization or requirement of law.

         "Capital Expenditures" means, on a Consolidated Basis, for any period, the sum of (i) the gross amount of additions to property, plant and equipment of Obligors during such period plus (ii) with respect to any Capital Leases entered into by Obligors during such period, the present value of the lease payments due under such Capital Leases applying a discount rate equal to the interest rate provided in such lease or, if not so provided, that rate of interest assumed by Obligors' independent public accountants in connection with the preparation of the Financial Statement, plus (iii) leasehold improvements made by Obligors.

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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

         "Capital Leases" means all leases which have been or should be capitalized in accordance with GAAP;

         "Closing Date" shall mean the date of this Restated Agreement.

         "Closing" shall mean the execution and delivery to Lender of this Restated Agreement together with all related Loan Documents, including, but not limited to, the renewal of and additional advance under the Revolving Credit Note and compliance documents coincidental to closing of the modification of the Revolving Credit Loan.

         "Consolidated Basis" shall mean the consolidation of financial information of Obligors done in accordance with GAAP.

         "Consolidated Current Assets" means on a Consolidated Basis, cash and all other assets or resources of Obligors which are expected to be realized in cash, sold in the ordinary course of business, or consumed within one year, all determined in accordance with GAAP.

         "Consolidated Current Liabilities" means on a Consolidated Basis, the amount of all liabilities of Obligors which by their terms are payable within one year (including all indebtedness payable on demand or maturing not more than one year from the date of computation and the current portion of Indebtedness having a maturity date in excess of one year) all determined in accordance with GAAP.

         "Consolidated Total Liabilities" means, on a Consolidated Basis, the aggregate amount of all liabilities of Obligors as determined in accordance with GAAP.

         "Contractual Obligation" as to any Person shall mean any undertaking by such Person represented by any agreement, to which such Person is a party or by which it or any of its property is bound.

         "Costs" shall mean all costs, expenses, losses and damages sustained or incurred by Lender in connection with, because of, or as a result of any default or any one or more Events of Default of any Obligor under this Agreement, the Loan Documents or any of them, or in realizing upon, protecting, perfecting, defending or enforcing, or any combination thereof, the rights and remedies of Lender under this Agreement, the Loan Documents, or any of them, including, without limitation, recording charges, documentary stamp taxes, intangible taxes, all expert fees and all attorney's fees and costs, including paralegal fees in all legal proceedings, including administrative, trial, appellate, probate, bankruptcy or any other legal or administrative proceeding, regardless of whether suit is brought.

         "Debt" shall mean as to any Person (i) all obligations of borrowed money, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations under conditional sale or other title retention agreements relating to property purchased by that Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, including, without limitation, any items, issued or assumed as the deferred purchase price of property or services purchased (including trade debt incurred in the ordinary course of



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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

business and regardless of the due date thereof) which would appear as liabilities on a balance sheet, (v) all obligations under take-or-pay or similar agreements or under commodities agreements, (vi) all Debt of others secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by), any lien on, or payable out of the proceeds of production from, property owned or acquired by that Person, whether or not the obligations secured thereby have been assumed, (vii) all guaranty and other contingent or indirect obligations, (viii) the principal portion of all obligations under capital leases other than operating leases, (ix) all matured obligations in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, (x) all outstanding and unreimbursed drafts under all letters of credit issued or banker's acceptance facilities created for the benefit of and at the request of such Person (to the extent unreimbursed), (xi) all preferred stock or other equity interests issued and required by the terms thereof to be redeemed, for which mandatory sinking fund payments are due, by a fixed date, and (xi) other off balance sheet financing arrangements including, without limitation, synthetic leases, which, for purposes of this Agreement, shall not include operating leases. In determining Debt for Obligors, such determination shall be made without duplication and shall eliminate inter-company Debt among Obligors.

         "Default Rate" shall mean the interest charged on any Note or Advance or other Indebtedness of Obligors to Lender under the Loan Documents after the occurrence of an Event of Default and the expiration of any applicable cure periods. The Default Rate shall be the lesser of: (i) the Libor Rate plus Eight Hundred (800) basis points (8.0%); or (ii) twenty five percent (25%) per annum, whichever is less, but in any event, not exceeding the highest rate allowed by law.

         "EBITDA" means the sum of net income before taxes, plus interest expense, plus depreciation, depletion and amortization plus non cash stock option expense.

         "EBITDAR" means the sum of net income before taxes, plus interest expense, plus depreciation, depletion and amortization and rental expense plus non cash stock option expenses.

         "Environmental Assessment" shall mean that certain Environmental Phase I report, dated February 27, 1995, prepared by W. Dexter Bender & Associates, Inc. of the Real Estate.

         "Event of Default" means any of the events specified in Section 7 hereof.

         "Fiscal Year" shall mean the 52 or 53 week fiscal year of Obligors ending on the Saturday closest to January 31 in each year.

         "Financial Statement" shall mean the financial statements of Obligors described in Section 4.6.

         "Fixed Charge Coverage Ratio" shall mean the quotient of EBITDAR divided by the sum of current maturities of long term debt, plus interest expense, plus current portion of long term leases, plus rental expense.



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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

         "Funded Debt" shall mean all outstanding indebtedness for borrowed money and other interest-bearing indebtedness, including current and long term indebtedness.

         "Funded Debt and Letter of Credit Exposure" shall mean all outstanding indebtedness for borrowed money and other interest-bearing indebtedness, including current and long term indebtedness, plus all outstanding Letters of Credit, plus the product of eight (8) times all lease and rental expense calculated on a rolling four (4) quarter basis.

         "GAAP" means generally accepted accounting principles, set forth in Opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support, as in effect from, time to time.

         "Governmental Authority" shall mean any national, state, local or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

         "Governmental Regulation" shall mean any law, statute, ordinance, rule or regulation issued by or enacted by a Governmental Authority.

         "Guaranty" shall mean the absolute and unconditional guarantee of all liabilities of FAS to Lender executed by Concept, Distribution, Media and Real Estate, and the absolute and unconditional guaranty of all Indebtedness executed by each Subsidiary Guarantor required to execute a guaranty pursuant to this Agreement.

         "Hazardous Substances or Hazardous Materials" shall mean any flammable materials (excluding wood products normally used in construction), explosives, radioactive materials, hazardous wastes, toxic substances, or related materials, including, without limitation, any substances defined as or included in the definitions of "hazardous substances," "hazardous wastes," "hazardous materials," "special wastes," "solid wastes," or "toxic substances" under any applicable federal, state, county, regional, or local laws, ordinances, regulations, or guidelines.

         "Indebtedness" shall mean any and all debts, obligations, and liabilities of Obligors to Lender, whether arising out of or related to the Loan Documents, whether principal, interest, fees, or otherwise, whether now existing or hereafter arising, whether voluntary or involuntary, whether jointly owed with others, whether direct or indirect, absolute or contingent, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, whether or not from time to time decreased or extinguished and later increased, created or incurred and whether or not renewed, extended, modified, rearranged, restructured, refinanced, or replaced, including without limitation, modifications to interest rates or other payment terms of such debts, obligations or liabilities.

         "Letter of Credit" shall mean those Letters of Credits issued by Lender for the benefit of an Obligor pursuant to Section 2.2.

         "Letter of Credit Request" shall mean the written application from an Obligor for the issuance of a Letter of Credit by Lender. Each Letter of Credit Request shall specify the duration of the Letter of Credit, the beneficiary of the Letter, and such other information as may be necessary to properly process the issuance of the Letter of Credit.



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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

         "Libor Rate" for any interest period shall mean the offered rate for deposits in United States dollars in the London Interbank market for a one month period which appears on the Telerate Screen Page 3750 as of 11:00 a.m. (London time) on the day that is two London Banking days (as defined herein) preceding the first Business Day of the interest period. If at least two such offered rates appear on the Telerate Screen Page 3750, the rate will be the arithmetic mean of such offered rates. If the foregoing rate is unavailable from the Telerate Screen, Lender may, in its discretion, use any other publicly available index or reference rate showing rates offered for United States dollar deposits in the London Interbank market as of the applicable date. In addition, the Lender may, in its discretion, use rate quotations for daily or annual periods in lieu of quotations for substantially equivalent monthly periods.

         "Loan Fees" shall mean those fees set forth in Section 2.4 (b).

         "Loans" shall mean, collectively, the Revolving Credit Loan and the Real Estate Loan. The word, "Loan", may refer individually to either of the Loans.

         "Loan Documents" shall mean this Agreement, the Notes, the Security Instruments, any Letter of Credit, the Guaranties, Acceptances, Letter of Credit Requests, affidavits demonstrating that any Note is exempt from documentary stamp taxes, documentary stamp tax indemnity agreement and all the other documents, agreements, certificates, schedules, statements and opinions, however described, referenced herein or executed or delivered pursuant hereto or in connection with or arising with the Loans or the transactions contemplated by this Agreement.

         "Net Worth" means on a Consolidated Basis the depreciated book value amount of all assets of Obligors, with no adjustment from and after the Statement Date due to revaluation, depreciation, reserves or otherwise, and after elimination of any inter-company transactions, less:

                  (i) intangible assets, such as (without limitation) goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, patents, trademarks, trade names, copyrights, franchises, licenses, and deferred charges, such as (without limitation) unamortized costs and costs of research and development; provided, however, that such reduction shall be applied only if such intangible assets are in excess of $500,000.00;

                  (ii) treasury stock;

                  (iii) advances to employees, officers, directors, stock-holders or Affiliates of any Obligor; provided, however, that such reduction shall be applied only if such advances are in excess of $100,000.00; and

                  (iv) Consolidated Total Liabilities.

         "Notes" shall mean the Revolving Credit Note and the Real Estate Note, and the term "Note", may refer to either of the Notes.




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

         "Permitted Encumbrances" means and includes:

                  (a) liens for taxes, assessments or similar governmental charges not in default or being contested in good faith (with all foreclosure or execution proceedings thereon effectively stayed);

                  (b) workers', mechanics' and materialmen's liens and similar liens incurred in the ordinary course of business remaining undischarged or unstayed for not longer than 60 days after the attachment thereof;

                  (c) liens in respect of final judgments or awards remaining undischarged or unstayed for not longer than 60 days after the making thereof;

                  (d) liens in respect of pledges or deposits under worker's compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, or statutory obligations, or in connection with surety, appeal and similar bonds incidental to the conduct of litigation;

                  (e) liens and security interests securing purchase money Debt so long as (i) Obligors first obtain Lender's prior written consent thereto to the extent same exceeds $500,000.00 in the aggregate; and (ii) such lien or security interest does not extend to any property other than that acquired with the proceeds of such Debt;

                  (f) the liens and security interests in favor of the Lender created under the Loan Documents;

                  (g) liens in favor of Lender; and

                  (h) liens and encumbrances contained in the Title Policy.

         "Person" means any corporation, business entity, natural person, firm, joint venture, limited liability company, partnership, trust, unincorporated organization, association, government, or any department or agency of any government, and shall include the singular and the plural.

         "Potential Default" shall mean an event that but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         "Principal Place of Business" shall mean 11215 Metro Parkway, Ft. Myers, Florida 33912.

         "Real Estate" shall mean that certain real property located in Lee County, Florida, described in the Security Instruments, the description of which is attached hereto as Exhibit A.

         "Real Estate Loan" means the loan between FAS and Lender, in the principal amount, as of January 15, 2002, of $5,155,500.00.

         "Real Estate Loan Maturity Date" shall mean February 15, 2012.




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

         "Real Estate Note" means that certain Renewal Promissory Note dated January 15, 2002 to Lender from FAS in the original principal sum of Five Million One Hundred Fifty Five Thousand Five Hundred and 00/100 Dollars and all further extensions, consolidations and renewals thereof.

         "Requirements of Law" shall mean as to any Person the Certificate of Incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Revolving Credit Advance Term" shall commence on September 24, 2002 and end on June 1, 2005 or such later date as may be provided for pursuant to
Section 2.4 (f).

         "Revolving Credit Loan" means the loan, dated the Closing Date, to Obligors from Lender in the original principal amount of $45,000,000.00.

         "Revolving Credit Loan Ceiling" is defined as the Revolving Credit Loan Commitment less the amounts of all Letters of Credit issued and outstanding under this Agreement.

         "Revolving Credit Loan Commitment" shall mean Forty Five Million and no/100's Dollars ($45,000,000.00).

         "Revolving Credit Loan Maturity Date" shall mean the date of the final payment is due under the Revolving Credit Note. The Initial Revolving Credit Loan Maturity Date shall be June 1, 2005 and the Revolving Credit Loan Maturity Date may be extended as provided for pursuant to Section 2.4 f.

         "Revolving Credit Note" means that certain Renewal and Additional Advance Revolving Credit Promissory Note from Obligors to Lender dated the Closing Date in the original principal sum of Forty Five Million and No/Hundredths Dollars ($45,000,000.00) and all extensions, consolidations and renewals thereof.

         "Security Instruments" shall mean Mortgage And Security Agreement, dated June 14, 1994, recorded at O.R. Book 2510, Page 3237, as amended by instruments recorded in O.R. Book 2558, Page 1030, O.R. Book 2576, Page 0693, O.R. Book 2641, Page 0680, Assignment in O.R. Book 2665, Page 2918, and Future Advance And Modification in O.R. Book 2665, Page 2925, and Amended and Restated Mortgage Security Agreement and Assignment of Rents recorded in O.R. Book 2665, Page 2931, all of the Public Records of Lee County, Florida, and such further amendments and restatements, recorded in O.R. Book 2665, Page 2931, of the Public Records of Lee County, Florida and as further amended on January 15, 2002, together with Uniform Commercial Code filing statements associated therewith, recorded under filing statement 940000163547 with the Secretary of State, as may have been continued from time to time, and filing statement, recorded in O.R. Book 2510, Page 3256, of the Public Records of Lee County, Florida, as may have been continued from time to time, and Collateral Assignment Of Rents And Leases, dated June 14, 1994, recorded in O.R. Book 2510, Page 3249, and modified in




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

O.R. Book 2558, Page 1030, O.R. Book 2576, Page 0693, O.R. Book 2641, Page 680,
and assigned in O.R. Book 2665, Page 2918, all of the Public Records of Lee County, Florida, as further modified from time to time. Security Instruments shall further include any and all security agreements and any and all other documents evidencing a pledge of assets to secure the Real Estate Note.

         "Statement Date" shall mean the date of the Financial Statement.

         "Subsidiary" shall mean any non-natural Person, more than fifty percent (50%) of the voting control of which is owned or controlled, directly or indirectly, by any Obligor. A "Wholly Owned Subsidiary" shall mean a Subsidiary in which 100% of voting control is owned or controlled, directly or indirectly, by any Obligor or combination of Obligors.

         "Subsidiary Guarantors" shall mean each Wholly Owned Subsidiary created following the Closing Date which shall be required to execute a guaranty of the Indebtedness.

         "Title Policy" shall mean Chicago Title Insurance Company Policy No. 10-2003-107-00000001 and all endorsements thereto, up to and including endorsement No. 5.

         "Title Agent" shall mean Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, P.A. as agent for Chicago Title Insurance Company.

         "Total Funded Debt" shall mean on a Consolidated Basis, all Debt of Obligors evidenced by a note or other instrument or which arise under a Capital Lease.

         "UCC" shall mean the Florida Uniform Commercial Code, Chapters 671 to 680, inclusive, as amended from time to time.

     1.2 Accounting Terms and Special Calculations. All accounting terms used herein shall be construed in accordance with GAAP and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP. In performing calculations of current maturities of long term debt, Lender and Obligors agree that if the calculations would otherwise require the inclusion of the entire remaining principal balance of the Real Estate Loan to determine the current maturities of long term debt, and there otherwise does not exist an Event of Default under this Agreement, then, the calculation of current maturities of long term debt shall be made as if there were an additional calendar year added to the Real Estate Loan Maturity Date beyond the calculation date, thereby deleting the entire principal balance of the Real Estate Loan and in place thereof, the portion of the Real Estate Loan long term debt that was included in the corresponding period of the preceding year shall be used to calculate the current maturity of the Real Estate Loan. Nothing in this paragraph shall be deemed to require Lender to actually extend the Real Estate Loan Maturity Date beyond February 15, 2012.

     1.3 Other Definitional Provisions. All of the terms defined in this Agreement shall have such defined meanings when used in all the Loan Documents unless the context shall otherwise require. All terms defined or used in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa. Terms defined in, or by reference to, the UCC, including Chapter 679 of the Florida Statutes, to the extent not otherwise defined




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

herein shall have the respective meanings given to them in the UCC, including Chapter 679 of the Florida Statutes, with the exception of the word "document," unless the context clearly requires such meaning. The words "hereby", "hereto", "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The use of "to", "until", "on", and words of similar import in this Agreement, in indicating expiration, shall be interpreted to include the date mentioned. The neuter genders as used herein and whenever used shall include the masculine, feminine and neuter as well. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party unless the context shall expressly provide otherwise.

     1.4 Interest Calculations.

         a. Except as otherwise provided herein under 1.4(d), Interest on the Loans shall, until an Event of Default or maturity, accrue interest at the Libor Rate as adjusted pursuant to the following performance standards schedule based upon the ratio of Obligors' Total Funded Debt to Obligors' EBITDA on a Consolidated Basis:


RATIO LEVEL                                          INTEREST RATE
-----------                                          -------------
2.26 x >                                             Default Rate

1.51 to 2.25 x                                       Libor Rate + 290 Basis Pts.

1.01 to 1.50 x                                       Libor Rate + 220 Basis Pts.

..51 to 1.00 x                                        Libor Rate + 150 Basis Pts.

0 to .50 x                                           Libor Rate + 80 Basis Pts.

         b. Any interest due on the Indebtedness under the provisions of this Agreement shall be calculated on the outstanding principal balance for the actual number of days which have elapsed in an interest period, on the basis of 360 days and shall accrue from the date any Advance is made pursuant to any Note or this Agreement or any other Loan Document. The interest due on any date for payment of interest hereunder shall be that interest, to the extent accrued, as of midnight on the last calendar day immediately prior to the interest payment date.

         Notwithstanding anything herein or in any Loan Document to the contrary, the sum of all interest and all other amounts deemed interest under Florida or other applicable law which may be collected by Lender hereunder shall never exceed the maximum lawful interest rate permitted by such law from time to time. Lender and Obligors intend and agree that under no circumstances shall Obligors be required to pay interest on the Loans or on any other Indebtedness at a rate in excess of the maximum interest rate permitted by applicable law from time to time, and in the event any such interest is received or charged by Lender in excess of that rate, Obligors shall be entitled to an immediate refund of any such excess interest by a credit to and payment toward the unpaid balance of the Indebtedness (such credit to be considered to have been made at the time of the payment of the excess interest) with any excess interest not so credited to be immediately paid to Obligors by Lender.

         c. Any Indebtedness arising pursuant to this Agreement not paid when due (whether at stated maturity, upon acceleration or otherwise) shall bear interest from the Due Date until paid




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

in full at the Default Rate. For these purposes, the Due Date shall mean 10 days after Obligor receives written notice from Lender as to the amount then due.

         d. If Letter of Credit fees collected by Lender fall below $15,000.00 during any calendar quarter, Lender may, at its option, increase the interest rate on the Revolving Credit Loan by an additional fifty (50) basis points (.50%), provided that if Lender has so elected to increase the interest rate and provided no Event of Default exists and remains uncured, the rate will return to the prior rate once the fees once again exceed $15,000.00 in a subsequent calendar quarter.

         e. In the event Obligors fail to maintain at least $5,000,000.00 average balances either in depository accounts with Lender or investment accounts with Lender, to be measured by the preceding three month end average balances, commencing on the first fiscal quarter following Closing and each fiscal quarter thereafter, Lender may, at its option, increase the interest rate on the Revolving Credit Loan by and additional fifty (50) basis points (.50%), provided that if Lender has so elected to increase the interest rate, the rate will return to the prior rate once the average balance monthly balance once again exceeds $5,000,000.00 in a subsequent fiscal quarter.

                    SECTION 2. AMOUNT AND TERMS OF THE LOANS

     2.1 Revolving Credit Loan.

         a. Lender agrees, upon the terms and conditions set forth in this Agreement, and in reliance upon the representations and warranties made under this Agreement, to make the Revolving Credit Loan available to Obligors and allow Obligors during the Revolving Credit Advance Term to borrow, repay and re-borrow from Lender in an amount up to, but not exceeding, the Revolving Credit Loan Commitment.

         b. The proceeds of the Revolving Credit Loan shall be utilized (i) to support the issuance of Letters of Credit, (ii) for working capital, and (iii) for capital expenditures and acquisitions of business operations.

         c. Lender agrees to make Advance(s) to Obligors under the Revolving Credit Loan, from time to time, upon written request from FAS from the Closing Date of the Revolving Credit Loan, up to but not including the Revolving Credit Maturity Date and in accordance with the terms hereof; provided, however, that at no time shall the total aggregate amount of Advances outstanding and total aggregate amount of all outstanding Letters of Credit issued under this Agreement exceed the Revolving Credit Loan Commitment. In the event Lender is required to fund any Letter of Credit issued under this Agreement by an Advance, interest thereon shall accrue at the rate set forth in Section 1.4 until paid.

         d. Each Advance shall be in a minimum amount of $100,000.00 and multiples thereof.

         e. Advances shall be paid by credit to the Advance Account with Lender or paid pursuant to a presented Letter of Credit. Lender shall give written confirmation of deposit at the Principal Place of Business. In the alternative, Lender, may at its option, disburse an Advance




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

directly to FAS if directed by FAS in writing. Obligors shall deliver certified copies of corporate resolutions evidencing those Authorized Officers authorized to make Advance Requests. Lender shall be entitled to rely on any Advance Request that Lender reasonably believes to be executed by a person authorized under corporate resolutions furnished to Lender by FAS.

         f. If at any time the outstanding Advances plus amounts of Letters of Credit issued pursuant to this Agreement exceeds the Revolving Credit Loan Commitment, Obligors shall repay such amounts as are necessary to reduce the aggregate outstanding principal balance of the Revolving Credit Loan below the Revolving Credit Loan Commitment.

     2.2 Letters of Credit and Acceptances

         a. So long as no Event of Default or Potential Default exists and remains uncured, Lender agrees, subject to the terms and conditions of this Agreement, to issue from time to time from the Closing Date, up to and including the 30th day immediately preceding the Revolving Credit Loan Maturity Date, its Letters of Credit and Acceptances, for the account of Obligors in an amount which: (i) when added to the aggregate amount of all other outstanding Letters of Credit at the proposed issuance date will not exceed the Applicable Letter of Credit Sublimit; and (ii) when added to the aggregate amount of all other outstanding Letters of Credit at the proposed issuance date and all outstanding Advances, will not exceed the Revolving Credit Loan Commitment.

         b. The issuance by the Lender of each Letter of Credit and Acceptance shall, in addition to the conditions precedent set forth elsewhere in this Agreement, be subject to the conditions imposed under such Letter of Credit or Acceptance and such Letter of Credit or Acceptance shall be in such form, contain such terms, and support such transactions or obligations as shall be reasonably satisfactory to the Lender, consistent with the Lender's then current fee schedules, practices and procedures with respect to similar letters of credit or acceptances. All Letters of Credit and Acceptances shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500, and all subsequent amendments and revisions thereto. In addition, Obligors shall pay to the Lender such fees in connection with the issuance and maintenance of Letters of Credit and Acceptances in accordance with Lender's fee schedule in effect from time to time. Each Letter of Credit application shall contain a purchase money pledge of collateral (herein "LOC Pledge") to secure the Letter of Credit and pursuant to the provisions of Article Nine of the UCC, Obligors authorize Lender, at Lender's option, to file a financing statement for an LOC Pledge without any Obligors' separate signature on such financing statement, which financing statement shall describe the purchase money collateral so pledged under the Letter of Credit application.

         c. Obligors agree that the Lender may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit or Acceptance, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in Bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit or Acceptance to draw or issue any drafts or other documents.



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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

         d. No Letter of Credit may have an expiration date later than five (5) Business Days prior to the Revolving Credit Loan Maturity Date. Each drawing under a Letter of Credit (an "L/C Advance"), shall be payable by Obligors, without demand or notice of any kind, in full, on the date the beneficiary of the Letter of Credit draws on such Letter of Credit.

         e. Without limiting the generality of any other provision hereof, Obligors hereby indemnify and hold harmless Lender from and against any and all claims and damages, losses, liabilities, Costs, or expenses which Lender may incur (or which may be claimed against the Lender) by any Person by reason of, or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit or Acceptance; provided that Obligors shall not be required to indemnify Lender for any claims, damages, losses, liabilities, costs, or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified, or (ii) caused by the Lender's failure to pay under any Letter of Credit or Acceptance after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit or Acceptance, unless such payment is prohibited by any law, regulation, court order, or decree. This indemnity shall survive the termination of this Agreement.

         f. Obligors' obligation to pay L/C Advances shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and irrespective of any setoff, counterclaim, or defense to payment that Obligors may have or had against Lender (except such as may arise out of Lender's gross negligence or willful misconduct hereunder) or any other Person, including, without limitation, any setoff, counterclaim, or defense based upon or arising out of:

                  (1) Any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                  (2) Any amendment or waiver of or any consent to departure from the terms of any Letter of Credit;

                  (3) The existence of any claim, setoff, defense, or other right which any Obligor or any other Person may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting);

                  (4) Any allegation that any demand, statement or any other document presented under any Letter of Credit is forged, fraudulent, invalid, or insufficient in any respect, excepting those instances of Lender's gross negligence or willful misconduct where the forgery, fraudulent nature, invalidity or insufficiency is evident from the face of the presentation;

                  (5) Any statement therein being untrue or inaccurate in any respect whatsoever or any variations in punctuation, capitalization, spelling, or format of the drafts or any statements presented in connection with any L/C Advance;

                  (6) Any lack of validity or enforceability of the Letter of Credit or Acceptance, the obligation supported by the Letter of Credit or Acceptance or any other agreement or instrument relating thereto (collectively, the "Related Documents");




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

                  (7) Any amendment or waiver of or any consent to or departure from all or any of the Related Documents;

                  (8) Any breach of contract or other dispute between any Obligor and any beneficiary or any transferee of a Letter of Credit or Acceptance (or any persons or entities for whom such beneficiary or any such transferee may be acting) or any other person or entity; or

                  (9) Any delay, extension of time, renewal, compromise, or other indulgence or modification granted or agreed to by the Lender, with or without notice to or approval by Obligors in respect of any of Obligors' indebtedness hereunder.

         g. Obligors shall have the right, at any time, and from time to time, during the Revolving Credit Advance Term, to adjust the Applicable Letter of Credit Sublimit upon five (5) Business Days written notice to Lender, up to the Revolving Credit Loan Commitment (herein the "LOC Sublimit Adjustment"). In the event Obligors make more than one LOC Sublimit Adjustment in a calendar quarter, Obligors shall pay a fee equal to $2,000.00 for each such additional LOC Sublimit Adjustment in such calendar quarter. Until otherwise adjusted pursuant to this paragraph, the remaining balance of the Revolving Credit Loan above the Applicable Letter of Credit Sublimit shall be reserved for borrowing for working capital needs, for capital expenditures, and for funding acquisitions. In the event an LOC Sublimit Adjustment results in the total Advances then outstanding being greater than the new Applicable Revolving Credit Sublimit, then Obligors shall reduce the outstanding principal balance of the Advances below the new Applicable Revolving Credit Sublimit as a condition to the effectiveness of the LOC Sublimit Adjustment.

     2.3 Real Estate Loan.

         a. Obligors acknowledge that FAS executed and delivered documents in connection with a real estate loan secured by the Real Estate under a Loan Agreement and other documents which are presently held by Lender under an Assignment of Notes, Mortgages and Other Loan Documents, recorded on January 5, 1996 in O.R. Book 2665, Page 2918, of the Public Records of Lee County, Florida. Obligors acknowledge that FAS is the sole borrower under the Real Estate Loan. In consideration of the establishment of the Revolving Credit Loan and the adjustment of the interest rate on the Real Estate Loan, Concept, Distribution and Media have executed absolute, unconditional and continuing Guaranties of all Indebtedness of FAS. Obligors acknowledge that they have no offsets or defenses to the Real Estate Loan or any of the Loan Documents associated with the Real Estate Loan

         b. FAS has executed a Real Estate Note for the Indebtedness related to the Real Estate Loan, and FAS acknowledges that the entire proceeds have already been disbursed under the Real Estate Note. The Real Estate Loan Indebtedness shall be payable in accordance with the terms and conditions of the Real Estate Note.



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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

     2.4 Provisions Applicable To The Credit Facilities.

         a. All payments made on account of the Indebtedness shall be made by the respective Obligors, without setoff or counterclaim, in lawful money of the United States in immediately available funds, free and clear of and without deduction for any taxes, fees, or other charges of any nature whatsoever imposed by any taxing authority. Any payments must be received by the Lender by 2:00 P.M. Eastern Standard Time, on the day of payment, it being expressly agreed and understood that if a payment is received after 2:00 P.M. by Lender, such payment will be considered to have been made by the respective Obligors on the next succeeding Business Day, and interest thereon shall be payable by the respective Obligors at the applicable rate set forth herein during such extension. All payments on account of the Indebtedness shall be made to Lender, to the extent of funds available, by auto debit of Advance Account. If any payment required to be made by Obligors hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. All payments made in connection with the Loan shall be applied first to Costs, then to application on any scheduled payments of principal and/or interest then due, and if none, then to accrued interest to the date of payment, then to application of principal on the Loans in such order as FAS shall direct.

         b. A annual loan fee of $90,000.00 shall be due and payable on Closing and on each June 1, during the Revolving Credit Advance Term. A fee of five (5) basis points (.05%) shall be due and payable each calendar quarter on the unfunded principal amount of the Applicable Revolving Credit Sublimit calculated as of the last calendar Day of the calendar quarter, with the first such fee due as of the last calendar Day of the calendar quarter following Closing, then quarterly thereafter. Obligors shall have a fifteen (15) calendar Day grace period in which to make such payment. A fee of five (5) basis points (.05%) shall be due and payable each calendar quarter on the unused amount of the Applicable Letter of Credit Sublimit calculated as of the last calendar Day of the calendar quarter, with the first such fee due as of the last calendar Day of the first calendar quarter following Closing, then quarterly thereafter. Obligors shall have a fifteen (15) calendar Day grace period in which to make such payment. Payment of the Loan Fees shall, to the extent of funds available, be by debit from the Advance Account.

         c. Lender shall not be responsible for any damages to Obligors resulting from Obligors' anticipation of funding of an Advance before such Advance is actually funded by Lender.

         d. Obligors may prepay all or any portion of the Loans in advance of their respective maturity dates without prepayment penalty.

         e. Obligors shall repay the Real Estate Loan, interest thereon and all outstanding costs in accordance with the terms and conditions of the Real Estate Note.

         f. Principal on the Revolving Credit Note is due in full in a single payment on the Initial Revolving Credit Loan Maturity Date. Notwithstanding the foregoing, Lender will automatically renew the Revolving Credit Note for a period of one year from the Initial Revolving




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

Credit Loan Maturity Date and for successive one year periods thereafter with a final Revolving Credit Loan Maturity Date of June 1, 2005 unless either: (a) at least fifteen (15) days prior to any Revolving Credit Loan Maturity Date, Lender notifies Borrower that the Revolving Credit Note will not be renewed; or (b) Borrower is in default under any Note or any of the Loan Documents; or (c) Lender has previously refused to make any additional Advances or reduced the availability of Advances under the Revolving Credit Note. If Lender, in its sole discretion, decides not to renew the Revolving Credit Note, Lender will not be obligated to make any further advances thereunder after the then applicable Revolving Credit Loan Maturity Date, and provided that Borrower is not in default under any Note or any of the Loan Documents, Borrower will pay the entire balance outstanding under the Revolving Credit Note by the then applicable Revolving Credit Loan Maturity Date. If Borrower is in default under any Note or any of the Loan Documents, then after expiration of any applicable notice and grace periods, Lender may demand payment of the balance outstanding under all Notes in full immediately.

         The Revolving Credit Note notwithstanding, Obligors shall repay such outstanding advances as are necessary to reduce the outstanding principal balance thereunder to the extent necessary so as not to exceed the Revolving Credit Loan Ceiling.

                        SECTION 3. CONDITIONS OF LENDING.

     3.1 Conditions to Modification of Revolving Credit Loan. As conditions precedent to the obligation of the Lender to modify the Revolving Credit Loan :

         a. Delivery of Documents. Obligors shall have delivered to Lender, in form and substance satisfactory to the Lender and its counsel, the following:

                  (1) A duly executed copy of this Agreement;

                  (2) Duly executed copies of the other Loan Documents;

                  (3) A certificate of active status from the Secretary of State of the state of organization with respect to each Obligor;

                  (4) A certificate from an Authorized Officer of each Obligor certifying that a resolution (which shall be attached to the certificate) has been duly adopted by each Obligor and remains in full force and effect specifically authorizing such Obligor to borrow under the Loan, and authorizing certain named individuals to execute and deliver documents on behalf of and to bind such Obligor;

                  (5) Copies of each Obligor's organizational documents filed with the Secretary of State and all amendments thereto and copies of each Obligor's By-Laws or Operating Agreement and all amendments thereto, all of which shall be attached to an Authorized Officer's certificate attesting them to be true and correct copies;

                  (6) Such credit applications, financial statements, authorizations, and such information concerning each Obligor and its business, operations and condition (financial and otherwise) as the Lender may reasonably request prior to the date of this Agreement;

                  (7) An opinion of counsel for each Obligor other than Real Estate from an attorney-at-law licensed to practice in the State of Florida, which opinion must be acceptable to Lender and its counsel and shall contain at least the following opinions:

                           A. Each Obligor other than Real Estate is duly
organized and validly




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

existing under Florida law and of active status and that the execution and delivery of the Loan Documents and the Closing of the Loan have been duly authorized by all necessary action on the part of such Obligor.

                           B. Each Obligor has the right and capacity to execute
and deliver each of the Loan Documents and no Obligor has executed any documents of any kind, including any prior loan or documents, which would prohibit the execution and delivery of the Loan Documents.

                           C. The Notes and all other Loan Documents have been
duly executed and delivered by each Obligor and are the legal, binding, valid and enforceable obligations of each Obligor in accordance with their respective terms, except as the enforcement of them may be limited by bankruptcy, insolvency, moratorium and other applicable debtor relief laws.

                           D. To such counsel's knowledge and based solely upon
a written certification from Obligors, there are no undisclosed material legal actions or proceedings involving pending or threatened against, or with reference to any Obligor before any court, quasi judicial or administrative body or Governmental Authority.

                           E. Assuming that the collection of the interest and
other charges provided for in this Agreement and the Notes is undertaken strictly in accordance with the terms of such documents, the aggregate interest paid by the Obligors under this Agreement and the Notes will not be usurious under the laws of the United States and the State of Florida.

                           F. To such counsel's knowledge, and based solely upon
a written certification from Obligors, the execution and delivery of the Loan Documents by each Obligor do not violate, conflict with, result in a breach of or default under any applicable statute, rule, order or other Governmental Regulation applicable to such Obligor or any agreement by which such Obligor's properties are bound, or result in the creation of any imposition of any lien, charge or encumbrance other than as contemplated by this Agreement.

                           G. That the state imposes a documentary stamp tax
equal to 35 cents on each $100 or fraction thereof of the indebtedness or obligation evidenced by promissory notes, nonnegotiable notes and written obligations to pay money made, executed, delivered, sold, transferred or assigned in the State and on mortgages, trust deeds, security agreements or other evidences of indebtedness filed or recorded in the State. That Counsel for Obligors understands that neither the Revolving Credit Note, the Agreement nor any other document contemplated by the Agreement (other than the Financing Statements, the Real Estate Note and the related mortgage documents) will be made, executed, delivered, sold, transferred or recorded in the State except possibly in connection with the enforcement and collection thereof and based upon that understanding and the other assumptions set forth in their opinion, counsel for Obligors believes that no Florida documentary stamp tax should be due and payable in connection with the execution, delivery and performance of the Revolving Credit Note, the Agreement and the other documents contemplated by the Revolving Credit and Term Loan Agreement ( other than the Real Estate Note and the related mortgage documents).

         b. Compliance with Loan Documents. All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings, or registrations) required to be done and performed and to have happened precedent to the execution, delivery, and performance of the Loan Documents and to constitute the same legal, valid, and binding Indebtedness, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

         c. No Default. A determination by Lender that there shall exist no Event of Default or Potential Default; and there shall have occurred no material, adverse change in the financial condition of the Obligors considered on a Consolidated Basis.

         d. Executed Documentation. All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Lender and its counsel.

         e. Additional Certifications. Any and all other certificates, affidavits, resolutions, instruments, documents and legal opinions reasonably deemed appropriate or necessary by Lender or its counsel.

         f. Accurate Representations and Warranties. The representations and warranties of Obligors set forth in Article 4 hereof and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date hereof.

     3.2 Conditions to Advances under the Revolving Credit Loan. As conditions precedent to the obligation of the make an Advance under the Revolving Credit Loan or issue of a Letter of Credit under this Agreement:

         a. Letter of Credit Requirements. In the case of the issuance of a Letter of Credit, Obligors shall have executed and delivered to the Lender such documents in form and content reasonably acceptable to the Lender together with such other instruments and documents as it shall reasonably request;

         b. Accurate Representations and Warranties. The representations and warranties of Obligors set forth in Article 4 hereof and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or other borrowing or the issuance of such Letter of Credit, as the case may be, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the Financial Statement referred to in Section 4.6 shall be deemed to be those financial statements most recently delivered to the Lender pursuant to Section 4.6 hereof;

         c. Payment of Costs. Obligors have paid or have arranged to pay all costs incurred by Lender in making an Advance including any applicable intangible taxes, documentary stamp taxes, attorney's fees or recording costs.

         d. No Default. A determination by Lender that there shall exist no Event of Default or Potential Default and there shall have occurred no material, adverse change in the financial condition of the Obligors considered on a Consolidated Basis.



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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

                   SECTION 4. REPRESENTATIONS AND WARRANTIES.

         Each Obligor represents and warrants to Lender (which representations and warranties shall survive the execution and delivery of the Loan Documents) that:

     4.1 Organization, Powers, etc. Each Obligor: (i) is a corporation duly organized, validly existing and of active status under the laws of the State of Florida (except as to Real Estate, which is a limited liability company validly existing and in good standing under the laws of the State of Georgia, (ii) has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and proposed to be conducted; (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the character of its properties or assets owned or the nature of its activities conducted makes such qualification necessary, except where the effect of such failure to qualify would not have a material adverse effect on the financial condition of the Obligors, considered on a consolidated basis; and (iv) has the power and authority to execute and deliver, and to perform its obligations under the Loan Documents.

     4.2 Authorization of Loan for Obligors, etc. The execution, delivery and performance of the Loan Documents by each Obligor: (a) has been duly authorized by all requisite action; and (b) will not: (i) violate (A) any material provision of law applicable to such Obligor, any material Government Regulation applicable to such Obligor, any material order, writ, judgment, decree, determination or award of any court, arbitrator or Government Authority to which such Obligor is subject; (B) the Articles of Incorporation or Bylaws or Articles of Organization or Operating Agreement of such Obligor; or (C) any provision of any indenture, agreement or other instrument to which such Obligor is a party or by which it or any of its properties or assets are bound, unless such violations would not have a material adverse effect on the financial condition of the Obligors, considered on a consolidated basis; (ii) be in material conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any such indenture, agreement or other instrument; or (iii) result in the creation or imposition of any material lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Obligor other than the Permitted Encumbrances.

     4.3 Binding Effect. This Agreement is, and the Notes and the other Loan Documents when delivered hereunder will be legal, valid and binding obligations of each respective Obligor, enforceable against each Obligor in accordance with their respective terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights.

     4.4 Tax Payments. All federal and state tax returns and reports of each Obligor required to be filed have been filed, and all taxes, assessments, fees and other charges by any Government Authority upon each Obligor, or upon any Obligor's properties, assets, including the collateral, incomes or franchises, which are due and payable in accordance with such returns and reports, have been paid, other than those presently: (a) payable without penalty or interest; or
(b) contested in good faith and by appropriate and lawful proceedings prosecuted diligently. The aggregate amount of the taxes, assessments, charges and levies so contested is not material to the condition (financial or otherwise) and operations of the Obligors, considered on a Consolidated Basis. The charges, accruals, and reserves on the books of the Obligors in respect of federal,




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

state and local taxes for all fiscal periods to date are adequate in all material respects for Obligors, when considered on a Consolidated Basis, and no Obligor knows of any other material unpaid assessment for additional federal, state or local taxes for any such fiscal period or of any basis therefor.

     4.5 Agreements.

         a. No Obligor is a party to any agreement, indenture, lease or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation which is reasonably likely to materially and adversely affect the business, properties, assets, operations or condition (financial or otherwise) of the Obligors, considered on a Consolidated Basis.

         b. No Obligor is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of any such Obligor, any agreement relating thereto or any other contract or agreement which restricts or otherwise limits the incurring of the Indebtedness evidenced by the Notes.

         c. No Obligor is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any material agreement or instrument to which it is a party where the effect of such default is reasonably likely to materially and adversely affect the business, properties, assets or condition (financial or otherwise) of the Obligors, considered on a Consolidated Basis.

         d. Each Obligor enjoys lawful, peaceful and undisturbed possession in all material respects to all permits, licenses, trade names, trade marks, services marks and patents used or whose use is contemplated in the operation of its business other than where the failure to maintain same is not reasonably likely to materially and adversely affect the business, properties, assets or condition (financial or otherwise) of the Obligors, considered on a Consolidated Basis. Each Obligor enjoys lawful, peaceful and undisturbed possession in all material respects under all leases as to which any such Obligor is a lessee, other than where the failure to maintain same is not reasonably likely to materially and adversely affect the business, properties, assets or condition (financial or otherwise) of the Obligors, considered on a Consolidated Basis, and to the knowledge of the Obligors, all such leases are valid and subsisting and in full force and effect.

     4.6 Financial Statement.

         a. Obligors have furnished Lender with a consolidated Financial Statement for the period ending February 2, 2002 (herein the "Statement Date"). The Financial Statement, including any related schedules and/or notes, is true and correct in all material respects and has been prepared in accordance with GAAP and shows all liabilities, direct and contingent, of Obligors required to be shown in accordance with such principles, except for year-end adjustments. The balance sheet fairly presents the consolidated condition of Obligors as of the Statement Date in all material respects, and the profit and loss statement fairly presents the results of the consolidated operations of Obligors for the periods indicated in all material respects.

         b. Since the Statement Date there has been no material undisclosed adverse change in




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.
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

the actual or anticipated assets, liabilities, financial condition, business, operations, affairs or prospects (financial or otherwise) of Obligors, considered on a Consolidated Basis from that set forth or reflected in the Financial Statement, other than changes in the ordinary course of business.

     4.7 Litigation, Etc. Except as disclosed in the Financial Statement or reports filed with the Securities and Exchange Commission, there are no undisclosed actions, proceedings or investigations pending or, to the knowledge of any Obligor, threatened, against any Obligor or affecting any Obligor (or any basis therefor known to any Obligor) which, either in any case or in the aggregate, might result in any material adverse change in the financial condition, business, prospects, affairs or operations of the Obligors, considered on a Consolidated Basis or in the Obligors' properties and assets, considered on a consolidated basis, or in any material impairment of the right or ability of the Obligors to carry on their consolidated operations as now conducted or proposed to be conducted, or in any material liability on the part of the Obligors, considered on a Consolidated Basis, and none which questions the validity of this Agreement, the Notes or any of the other Loan Documents or of any action taken or to be taken in connection with the transactions contemplated hereby or thereby.

     4.8 Violation of Judicial or Governmental Orders, Laws, Ordinances or Regulations. No Obligor has notice of any violation of any court order or of any law, Governmental Regulation, ordinance, rule, order, code, or requirement of any Governmental Authority having jurisdiction over any Obligor that may materially affect the business and operation of the Obligors, considered on a Consolidated Basis.

     4.9 Title to Assets. The Obligors have good and marketable title to the Real Estate and all other material assets reflected in the Financial Statement, and all such assets are free and clear of all liens, mortgages, pledges, security interests, charges, title retention agreements, or other encumbrances of any kind, except the Permitted Encumbrances. To its knowledge, each Obligor enjoys lawful, peaceful and undisturbed possession in all material respects to all permits, licenses, trade names, trade marks, services marks and patents used or whose use is contemplated in and is material to the operation of the business of the Obligors, considered on a Consolidated Basis. To its knowledge, each Obligor enjoys lawful, peaceful and undisturbed possession in all material respects under all leases as to which such Obligor is a lessee and which are material to the business of the Obligors, considered on a Consolidated Basis, and all such leases are valid and subsisting and in full force and effect.

     4.10 Regulation U. No Obligor is engaged and no Obligor will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of such terms under Regulation U published by the Regulations of the Board of Governors of the Federal Reserve System. No part of the proceeds of the Loan will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose that violates, or that would be inconsistent with, the provisions of Regulation U published by the Board of Governors of the Federal Reserve System.

     4.11 No Outstanding Debt. No Obligor has any outstanding debt material to Obligors as determined under GAAP considered on a consolidated basis, except for: (i) the Loan; (ii)




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liabilities shown on the Financial Statement; (iii) intercompany liabilities;
and (iv) other obligations in the nature of trade payables incurred by Obligors in the ordinary course of business.

     4.12 Trade Names and Subsidiaries. No Obligor uses any trade names other than those set forth in the Preamble of this Agreement and Obligors' Principal Place of Business in Florida is 11215 Metro Parkway, Fort Myers, FL 33912. Obligors shall not change their Principal Place of Business without prior written notice to Lender. There are no Subsidiaries of any Obligor which have not executed this Agreement.

     4.13 Solvency. After giving effect to the funding of the Revolving Credit Loan, the application of the proceeds thereof as contemplated by this Agreement and the Loan Documents, the payment of all estimated banking, legal, accounting and other fees related thereto and the guarantee of the Indebtedness of FAS, the Obligors are solvent considered on a Consolidated Basis.

     4.14 Investment Companies Act. No Obligor is an "investment company" or a company "controlled" by, or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended). The making of the Loan by Lender, the application of the proceeds and repayment thereof by Obligors and the consummation of the transactions contemplated by this Agreement will not violate any provision of such act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

     4.15 Racketeer Influenced and Corrupt Organizations Act. No Obligor has ever been and is not now engaged, and will not knowingly engage, directly or indirectly, in any pattern of "racketeering activity" or in any "collection of any unlawful debt," as each of the quoted terms or phrases is defined or used by the Racketeer Influenced and Corrupt Organization(s) Act of either the United States or the State of Florida, Title 18, United States Code, Section 1961 et,.seg. and Chapter 895, Florida Statutes, respectively, as each act now exists or is hereafter amended (the "RICO Lien Acts").

     4.16 ERISA Requirement. No Obligor has incurred any material accumulated funding deficiency within the meaning of ERISA or incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any employee pension benefit plan established or maintained by the Obligor or by any person under common control with the Obligor (within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, or of Section 4001 (b) of ERISA) , or in which employees of any of them are entitled to participate. No Reportable Event (as defined in ERISA) in connection with any such plan has occurred or is continuing.

     4.17 Hazardous Material. No Obligor has generated, stored, or disposed of any Hazardous Material on any portion of any property occupied by it, including the Real Estate, or transferred any Hazardous Material from the property occupied by it, including the Real Estate, to any other location in violation of any applicable Environmental Laws which has not been fully remedied. To the best of each Obligor's knowledge after due investigation, each Obligor is in compliance in all material respects with all applicable Environmental Laws and has not been notified of any action, suit, proceeding or investigation which calls into question compliance by




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                                    PAGE 22
any Obligor with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material with the exception of noncompliances that are not reasonably likely to have a material adverse effect on the condition (financial or otherwise) of the Obligors, considered on a Consolidated Basis.

     4.18 Fair Labor Standards Act. Each Obligor has complied with, and will continue to comply with, in all material respects, the provisions of the Fair Labor Standards Act of 1938, 29 U.S.C. Section 200, et seq., as amended from time to time (the "FLSA"), including specifically, but without limitation, 29 U.S.C. Section 215(a) with the exception of noncompliances that are not reasonably likely to have a material adverse effect on the condition (financial or otherwise) of the Obligors, considered on a consolidated basis. This representation and warranty, and each reconfirmation hereof, shall constitute written assurance from each Obligor, given as of the date hereof and as of the date of each reconfirmation, that each Obligor has complied, in all material respects, with the requirements of the FLSA, in general, and 29 U.S.C. Section 215(a)(1) thereof, in particular.

     4.19 Occupational Safety Hazards Act. Each Obligor has complied with, and will continue to comply with, in all material respects, the provisions of the Occupational Safety Hazards Act, as amended from time to time ("OSHA") with the exception of noncompliances that are not reasonably likely to have a material adverse effect on condition (financial or otherwise) of the Obligors, considered on a Consolidated Basis.

     4.20Securities And Exchange Commission Compliance. Each Obligor has complied with, and will continue to comply with, all Federal Securities laws and all rules, regulations, and orders of the Securities And Exchange Commission, as amended from time to time with the exception of noncompliances that are not reasonably likely to have a material adverse effect on condition (financial or otherwise) of the Obligors, considered on a Consolidated Basis.

     4.21Regulatory Compliance. Each Obligor has in the past complied with and is presently complying in all material respects with all other laws and Governmental Regulations applicable to such Obligor's business with the exception of noncompliances that are not reasonably likely to have a material adverse effect on condition (financial or otherwise) of the Obligors, considered on a Consolidated Basis.

     4.22 Usury. The amounts to be received by Lender which are or which may be deemed to be interest under any of the Loan Documents or otherwise in connection with the transactions described herein constitute lawful interest and are not usurious or illegal under the laws of the State of Florida, and no aspect of the transaction contemplated by this Agreement is or will be usurious.

     4.23 Obligor Setoffs. No Obligor has, as of the date hereof, any defenses, counterclaims, or setoffs with respect to any sums to be advanced under this Agreement, the Real Estate Loan, or under any other loan between any Obligor and Lender.

     4.24 Environmental. Obligors hereby reaffirm the terms and conditions of that certain covenant and warranties concerning hazardous substances, dated January 4, 1996,




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

executed by FAS (the "Environmental Agreement"). Concept, Distribution and Media hereby agree to indemnify Lender in accordance with the terms and conditions of the Environmental Agreement as if Concept, Distribution and Media had fully executed the Environmental Agreement. Obligors hereby warrant that the Environmental Assessment does not contain any untrue statement of material fact or omit any material fact necessary to make the conclusions therein not misleading, and, since the effective date of the Environmental Assessment, no event has occurred to change the nature of the Real Estate which would alter the conclusions contained in the Environmental Assessment.

     4.25 Status of Title. Obligors acknowledge that Lender is the insured under the Title Policy. Obligors hereby represent and warrant that no change has occurred in the fee simple ownership of the Real Estate since the effective date of the Title Policy and the last endorsement thereto (being Endorsement No. 5), nor has any Obligor further encumbered the Real Estate, except as set forth in the Title Policy. The liens held by Lender are perfected first liens in and upon the Real Estate, and other than non-material liens which shall be removed or otherwise bonded off within 60 days from the filing thereof, there are no other liens or other Security Interests in the Real Estate, except as set forth in the Title Policy. Except for the Permitted Encumbrances, the Real Estate shall remain free and clear of all liens and other adverse claims of any nature, and FAS shall keep good and marketable fee simple title to the Real Estate and bond any and all lien claims off pursuant to Section 5.6.

     4.26 Disclosure and No Representation, Warranty or Document Untrue. No representation or warranty made by any Obligor contained herein, the Loan Documents, or in any certificate or other document furnished or to be furnished by any Obligor pursuant hereto, or which will be made by any Obligor from time to time in connection with the Loan Documents (a) contains or will contain any misrepresentation or untrue statement of fact, or (b) omits or will omit to state any material fact necessary to make the statements therein not misleading, measured against the Obligors, considered on a Consolidated Basis, unless otherwise disclosed in writing to Lender. There is no fact known to any Obligor which materially and adversely affects, or which is reasonably likely in the future to materially and adversely affect, the business, assets, properties or condition, financial or otherwise, of the Obligors, considered on a Consolidated Basis, except as set forth or reflected in the Loan Documents or otherwise disclosed in writing to Lender.

     4.27 Governmental Permits, Etc. All material governmental permits, approvals, consents and other authorizations required in connection with the use of the Real Estate have been obtained. The Real Estate has access to a publicly dedicated road right-of-way.

     4.28 Survival. All of the representations and warranties set forth in this Agreement shall survive until all Indebtedness is satisfied in full.

                        SECTION 5. AFFIRMATIVE COVENANTS.

         Each Obligor covenants and agrees that, from the date of this Agreement until payment in full of all Indebtedness and termination of all present or future credit facilities established hereunder, unless Lender shall otherwise consent in writing which consent will not be unreasonably withheld, each Obligor will fully comply with the following provisions:




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

     5.1 Financial Reports and Other Data. Each Obligor shall deliver or cause to be delivered to Lender the following financial information, prepared in accordance with GAAP, as applicable:

         a. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter during the term of this Agreement, internally prepared quarterly and year-to-date management consolidated financial statements of FAS, prepared in accordance with GAAP and including a balance sheet, income statement, a statement of cash flows, and containing comparative information for the corresponding quarter and year-to-date of the prior fiscal year, all in form and content reasonably acceptable to Lender and certified by the Authorized Officer of FAS, which statements shall contain such documentation and information to enable Lender to verify compliance with the financial covenants contained in this Agreement.

         b. As soon as practicable and in any event within one hundred twenty
(120) days after each Fiscal Year end of Obligors, audited consolidated Financial Statement of FAS (i) audited in accordance with GAAP by independent certified public accountants of recognized standing reasonably acceptable to Lender; (ii) prepared in reasonable detail in comparative form to the prior fiscal year; (iii) accompanied by a report of such accountants containing an opinion in form and content reasonably acceptable to the Lender; and (iv) including a balance sheet, an income statement, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

         c. Together with each delivery of those items required in clauses (a) and (b) above, Obligors shall deliver or cause to be delivered to Lender compliance certificates executed by the Authorized Officer of FAS, certifying Obligors' compliance with the terms and conditions of the Loan Agreement and specifically including the financial covenants. The certifications shall contain computations indicting compliance with the financial covenant ratios contained in this Agreement and, stating that to the best such officer's knowledge, each Obligor has kept, observed, performed and fulfilled in all material respects each and every Agreement binding upon it contained in the Loan Documents, and is not at the time in default in any material respect of the keeping, observance, performance or fulfillment of any of the terms, provisions and conditions thereof.

         d. Lender is hereby authorized to deliver a copy of any financial statements or any other information relating to the business, operations, or financial condition of any Obligor which may be furnished to it or come to its attention pursuant to the Loan Documents or otherwise, to any participating lender, regulatory body or agency having jurisdiction over Lender or to any Person which shall, or shall have the right or obligation to, succeed to all or any part of Lender's interest in the Loan Documents.

         e. Within thirty (30) days after the same are sent, Obligors shall provide copies of all reports and other financial information which any Obligor sends to its public stockholders, and within ten (10) days after filing, copies of all financial statements and non-confidential reports, including, but not limited to, 10-K and 10-Q filings, which any Obligor may make to, or file with, the Securities and Exchange Commission or any successor or analogous Government Authority.

         f. Within thirty (30) days after the end of each fiscal year of FAS, FAS shall deliver a summary, if any exist, of all interest rate protection agreements, foreign currency exchange




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

agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements entered into by any Obligor with sufficient detail to enable Lender to determine all potential exposures of any Obligor thereunder.

     5.2 Payment of Indebtedness to Lender; Performance of Other Covenants; Payment of Other Obligations. (a) Obligors will make full and timely payment of the principal and interest on the Notes; (b) each Obligor will duly comply with all the terms and covenants contained in the Loan Documents; and (c) Obligors will make full and timely payment of all other Indebtedness of Obligors to Lender, whether now existing or hereafter arising.

     5.3 Maintenance of Property. Each Obligor will maintain its fee simple real estate and its material leaseholds and personal property in good order and repair and, from time to time, make all needful and proper repairs, renewals, replacements, additions, and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management.

     5.4 Right of Inspection; Discussions. Each Obligor will permit any person designated by Lender, at Lender's expense, during normal business hours, and upon reasonable notice, to visit and inspect any of the properties, books, records, papers, and financial reports of such Obligor, including the making of any copies thereof and abstracts therefrom, and to discuss such Obligor's affairs, finances, and accounts with such Obligor's agents, all at such reasonable times and as often as Lender may reasonably request. .

     5.5 Notices. FAS will promptly give written notice to Lender of:

         a. The occurrence of any Event of Default or Potential Default hereunder or under any other obligation of a Obligor to which this Agreement refers, in which case such notice shall specify the nature thereof, the period of existence thereof, and the action that the Obligors or any of them propose to take with respect thereto;

         b. The occurrence of any material casualty to any material facility or property of the Obligors, considered on a consolidated basis, or any force majeure (including, without limitation, any strike or other labor disturbance) materially affecting the operation or value of any such facility or property (specifying whether or not such casualty or force majeure is covered by insurance);

         c. The commencement of, or any material change in, the nature or status of any actual or potential litigation in excess of $1,000,000.00, whether direct or contingent, or any actual or potential dispute or proceeding, whether direct or contingent, that may involve a claim for damages, injunctive relief, enforcement, or other relief pending, being instituted, or threatened by, against or involving any Obligor, or any attachment, levy, execution or other process being instituted by or against any assets of any Obligor, which might impair the conduct of the Obligors' business, considered on a consolidated basis, or might affect financially, or otherwise, the Obligors' business, operations, assets, properties, prospects, or condition in excess of $1,000,000.00; and

         d. Notification of any violation notices received from the Securities and Exchange Commission, including copies of such notices.




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

     5.6 Payment of Taxes; Liens. Each Obligor will promptly pay, or cause to be paid, all taxes, assessments and other governmental charges which may lawfully be levied or assessed (i) upon the income or profits of such Obligor, (ii) upon any fee simple owned real property and all material leases and material personal property, belonging to such Obligor, or upon any part thereof, or (iii) by reason of any lawful claims for labor, material and supplies which, if unpaid, might become a lien or charge against the property of such Obligor; provided, however, such Obligor shall not be required to pay any such tax, assessment, charge, levy, or claim so long as the validity thereof shall be actively contested in good faith by appropriate proceedings and such Obligor shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy, or claim so contested; but provided further that any such tax, assessment, charge, levy, or claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing the same and the failure to promptly thereafter bond off such lien within 60 days after the filing thereof.

     5.7 Insurance of Properties. Each Obligor will keep its business and properties insured at all times by insurance companies reasonably acceptable to Lender against the risks for which provision for such insurance is usually made by other Persons engaged in a similar business similarly situated (including without limitation, insurance for fire, flood, and other hazards, insurance against liability on account of damage to persons or property, business interruption insurance, and insurance under all applicable workman's compensation laws) and to the same extent thereto and carry such other types and amounts of insurance as usually carried by Persons engaged in the same or a similar business similarly situated, and upon request deliver to Lender a certificate from the insurer setting forth the nature of the risks covered by such insurance, the amount carried with respect to each risk, and the name of the insured. Lender shall be named as an additional insured on all policies relating to the Real Estate. The obligations of Obligors to provide insurance coverage may be further amplified under the terms and conditions of the Security Instruments.

     5.8 Application of Insurance and other Proceeds. So long as the Real Estate Loan is outstanding, FAS shall comply with the requirements of the Security Instruments and Lender shall be entitled to exercise all of its rights to insurance proceeds, condemnation awards and other proceeds from the Real Estate as provided in the Security Instruments.

     5.9 True Books. FAS will keep proper and true books of record and account, reasonably satisfactory to Lender, in which full, true, and correct entries, in all material respects, will be made of FAS' dealings and transactions, and establish on FAS' books such reserves as may be required, by GAAP, with respect to all taxes, assessments, charges, levies and claims, and with respect to FAS' businesses in general, and will include such reserves in any interim as well as year-end financial statements.

     5.10 Financial Covenants. So long as any Indebtedness is outstanding Obligors shall comply with the following financial covenants:

         a. Obligors shall maintain, on a Consolidated Basis, a minimum Net Worth of not less than $116,000,000.00 measured on the Fiscal Year End ending on the Saturday closest to




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

January 31, 2002, and thereafter Obligors shall increase their minimum Net Worth, on a Consolidated Basis, by an amount equal to 75% of each Fiscal Year's Net Income, measured at the end of such Fiscal Year.

         b. To maintain on a Consolidated Basis a ratio of Funded Debt to EBITDA, not exceeding 2.25 as measured at the end of each fiscal quarter, with EBITDA calculated on a rolling four (4) quarter basis:

                   Period                                      Ratio
                   ------                                      -----
                   Quarterly                                   2.25/1.0.

         c. To maintain, on a Consolidated Basis, a Funded Debt and Letter of Credit Exposure to EBITDAR ratio of not greater than 4.00 to 1.00 calculated on a rolling four (4) quarter basis.

         d. To maintain a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 to be tested on an annual basis measured on each Fiscal Year End beginning with the Fiscal Year End ending on the Saturday closest to January 31, 2001.

The ratios in b and c shall be calculated at the end of each fiscal quarter, using the results of that fiscal quarter and each of the 3 immediately preceding fiscal quarters.

         FAS shall be responsible for procuring the submission of all necessary data to demonstrate compliance with these covenants.

     5.11 Observance of Laws. Each Obligor will conform to and duly observe all material laws, regulations, and other valid requirements of any governmental authority with respect to the conduct of its business and operations, except where the effect of any nonobservance would not have a material adverse effect on the business and operations of the Obligors, considered on a consolidated basis.

     5.12 Maintenance of Legal Existence: Compliance with Laws. Each Obligor shall at all times preserve and maintain in full force and effect its legal existence, powers, rights, licenses, permits and franchises in the jurisdiction of its organization; continue to conduct and operate its business substantially as conducted and operated during the present and preceding Fiscal Year of such Obligor; operate in full compliance with all applicable laws, statutes, regulations, certificates of authority and orders in respect of the conduct of its business; and qualify and remain qualified as a foreign organization in each jurisdiction in which such qualification is necessary or appropriate in view of its business and operations, except where in each case, the effect of the failure to preserve and maintain, the failure to continue to conduct and operate, and the failure to fully comply or failure to qualify and remain qualified would not have a material adverse effect on the business and operations of the Obligors, considered on a consolidated basis.

     5.13 Further Assurances. Each Obligor will, at the cost of Obligors, and without expense to Lender, promptly upon the request of Lender: (a) correct any defect, error or omission which may be discovered in the contents of any Loan Documents or in the execution or




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

acknowledgment thereof; (b) execute, acknowledge, deliver and record or file such other and further instruments (including, without limitation, mortgages, deeds or trusts, security agreements, financing statements and specific assignments of rents or leases) and do such further acts, in either case as may be necessary, desirable or proper in Lender's opinion to carry out more effectively the purposes of the Loan Documents. Each Obligor hereby appoints Lender as its attorney-in-fact, coupled with an interest, to take the above actions and to perform such obligations on behalf of such Obligor, at Obligors' sole expense, if any Obligor fails to comply with its obligations under this paragraph.

     5.14 Reappraisal. If at any time and for any reason Lender, reasonably determines that the value of the Real Estate may have declined or be less than Lender previously anticipated, or Lender is required to reappraise the Real Estate pursuant to regulation or direction from any Governmental Authority regulating Lender, then, within sixty (60) days from Lender's written request, Obligors shall, at Obligors' sole expense, provide to Lender a current appraisal of the Real Estate, from an appraiser reasonably acceptable to Lender and in form and content as required by Lender. Obligors shall cooperate fully with such appraiser and provide all documents and information as the appraiser may reasonably request in connection therewith.

     5.15 Negative Pledge. No Obligor shall create, assume, or suffer to exist any lien upon its assets, whether now owned or hereafter acquired, except for liens for taxes not yet due and payable or which are being actively contested in good faith by appropriate proceedings and Permitted Encumbrances. Lender may require Obligors to execute nontaxable agreements not to encumber property in a form and in content reasonably acceptable to Lender which shall not be recorded in any public records.

     5.16 Wholly Owned Subsidiaries. Obligors shall notify Lender within 10 days of the creation or permitted acquisition of a Wholly Owned Subsidiary and such Wholly Owned Subsidiary shall execute and return to Lender a guaranty of the Indebtedness in a form and content satisfactory to the Lender within 15 Business Days after delivery of such Guaranty to Obligors, whereupon such Wholly Owned Subsidiary will thereafter be considered an Obligor for purposes of this Agreement.

                         SECTION 6. NEGATIVE COVENANTS.

         Each Obligor covenants and agrees that, from the date of this Agreement until payment in full of the Indebtedness and all advances hereunder and of all other present or future indebtedness hereunder and termination of all present or future credit facilities established for Obligor's benefit, unless Lender shall otherwise consent in writing, which consent will not be unreasonably withheld, each Obligor will fully comply with the following provisions:

     6.1 Limitations of Mortgages, Liens, Etc. No Obligor shall lien, mortgage, pledge or otherwise encumber any of such Obligor's assets, except for Permitted Encumbrances.

     6.2 Limitations on Guaranties. No Obligor shall directly or indirectly, guarantee, assume, endorse, become a surety or accommodation party for, or otherwise in any way extend credit or become responsible for or remain liable or contingently liable in connection with any indebtedness or other obligations of any other Person, except guaranties and endorsements made




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

in connection with the deposit of negotiable instruments and other items for collection and credit extended to Obligor in the ordinary course of business and except as part of the permitted Debt set forth in Section 6.8.

     6.3 Transfer of Assets. No Obligor shall, directly or indirectly, sell, transfer, assign, lease, or otherwise, dispose of any of its fee simple real estate or its material personal property to third parties, including, but not limited to, trusts and individuals, other than in the ordinary course of business where the effect of such disposition is reasonably likely to have a material adverse effect on the business and operations of the Obligors considered on a consolidated basis.

     6.4 Loans. No Obligor shall directly or indirectly, make or have outstanding a loan or advance to any Person, except for loans existing at the date of this Agreement which have been disclosed in writing to and approved by Lender. The foregoing notwithstanding, Obligors shall have the right to make the following classes of loans:

         a. Loans to their employees so long as such loans do not exceed $250,000.00 in the aggregate;

         b. Intercompany loans among Obligors;

         c. Advances to Obligors' vendors in the ordinary course of Obligors' business, provided, however, that outstanding advances to any one vendor shall never be more than $500,000.00.

     6.5 Maintain Assets. No Obligor shall conceal, remove or permit to be concealed or removed any part of its fee simple real estate or its material personal properties, with the intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of its fee simple real estate or its material personal properties which may be fraudulent under any Bankruptcy, fraudulent conveyance or similar law or shall have made any transfer of its fee simple real estate or its material personal properties to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or shall have suffered or permitted, while insolvent, any creditor to obtain a lien on any of its fee simple real estate or its material personal properties through legal proceedings or distraint which is not vacated within sixty (60) days from the date thereof.

     6.6 Character of Business/Management. The Obligors shall not change the general character of the consolidated business as conducted at the date hereof, nor engage in any type of business not reasonably related to their consolidated business as presently conducted. Obligors shall at all times maintain two of the following three persons in key management roles for Obligors:

         a. Charles J. Kleman;
         b. Marvin Gralnick; and
         c. Scott Edmonds

     6.7 Suspension of Business. No Obligor may liquidate, suspend, dissolve or cease operation during the term of the Loan unless the operations of such Obligor are continued thereafter by one of the other Obligors.




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.
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

     6.8 Additional Debt. Without the prior written consent of Lender, Obligors will not incur, create, assume or permit to exist any Debt except:

         a. Debt to the Lender;

         b. Purchase money Debt incurred in connection with acquisitions, so long as such Debt is subordinated to the Indebtedness;

         c. Debt disclosed in the Financial Statement which shall be paid in accordance with its terms as they exist on the date hereof;

         d. Purchase money Debt to FAS' franchisees in connection with FAS' repurchase of franchises in an aggregate amount not to exceed $2,500,000.00;

         e. Other Debt incurred in the ordinary course of business so long as such Debt does not exceed $500,000.00 annually; and

         f. Trade debt incurred in the ordinary course of business.

                          SECTION 7. EVENTS OF DEFAULT.

         The following shall be considered an Event of Default:

     7.1 The failure of Obligors to pay any installment of principal or interest in accordance with the terms and conditions of the Notes or any guaranty or the failure of Obligors to pay any Loan Fees and such other sums due under the Loan Documents and such failure to pay continues for a period of ten (10) days after notice thereof from Lender;

     7.2 The failure of any Obligor to perform any of the terms and conditions of the Notes, any Guaranty and this Agreement other than the failure to pay money and such failure shall not have been remedied within thirty (30) days after written notice thereof to Obligors from the Lender;

     7.3 The failure of any Obligor to perform or observe any of the obligations contained in any other Loan Document other than the failure to pay money and such failure shall not have been remedied within thirty (30) days after written notice thereof to Obligors from the Lender;

     7.4 Any warranty or representation made by any Obligor hereunder at the time of execution of this Agreement or at the time of a request for any additional advance shall prove to be untrue or incorrect in any material respect;

     7.5 The failure of Obligors, considered on a consolidated basis, generally to pay their debts as such debts become due in the normal course of business; the execution of a general assignment for the benefit of creditors by any Obligor; the institution by or against any Obligor of any bankruptcy proceeding remaining undismissed for 60 days after filing; the liquidation, winding up, reorganization, or adjustment of debts of FAS; the suffering of a final monetary judgment against any Obligor in excess of $500,000.00 which is not bonded off or discharged within 60 days from its entry; or the execution of any such judgment exceeding $500,000.00 against property owned by any Obligor; and

     7.6 Default, after giving effect to any and all applicable grace periods, by any Obligor under any other loan between any Obligor or any Affiliate or Subsidiary of any Obligor and Lender (or any Affiliate or Subsidiary of Lender).




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

                               SECTION 8. REMEDIES

         Upon the occurrence or continuing of any Event of Default, Lender shall have and may exercise any or all of the rights set forth herein (provided, however, Lender shall be under no duty or obligation to do so):

      8.1 Acceleration. To declare the indebtedness evidenced by any or all Notes and all other Indebtedness to be forthwith due and payable, whereupon the Notes and all other Indebtedness shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice or grace period of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes or in such other Indebtedness to the contrary notwithstanding, and, upon such acceleration, the unpaid principal balance and accrued interest upon the Notes shall from and after such date of acceleration bear interest at the Default Rate.

      8.2 Right of Setoff. To exercise any rights of setoff granted by law or under this Agreement or the Loan Documents.

      8.3 Uniform Commercial Code. To exercise from time to time any and all rights and remedies of a secured creditor under the UCC and any and all rights and remedies available to it under any other applicable law.

      8.4 Foreclosure. Foreclose any Security Instrument by instituting a foreclosure suit in any court having jurisdiction thereof.

      8.5 Other Rights. To exercise such other rights as may be permitted under any of the Loan Documents or applicable law.

      8.6 Cure of Defaults. Cure any Event of Default without releasing any Obligor from any obligation hereunder or under the Loan Documents. In connection with exercising its right to cure an Event of Default, Lender may enter upon any Place of Business and do such acts and things as Lender deem necessary or desirable to protect the collateral pledged under any Security Instrument, including, without limitation: (i) paying, purchasing, contesting or compromising any encumbrance, charge, lien, claim of lien, tax, assessment, fine, or other imposition; (ii) paying any insurance premiums and (iii) employing counsel, accountants, contractors and other appropriate persons to assist Lender in the foregoing.

      8.7 Collateralize Outstanding Letters of Credit. Lender may demand and within five business days thereof, Obligors shall provide, cash collateral for any outstanding Letter of Credit, whether or not funded, in the amount of the outstanding Letter of Credit issued by Lender for the benefit of any Obligor.

      8.8 Interest Rate Adjustment. In the event any Obligor defaults in the performance of this Agreement and Lender elects not to accelerate the Indebtedness, whether or not Lender elects not to accelerate the entire balance of the outstanding Indebtedness to immediate maturity, then,




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

to the extent permitted by law, the rate of interest on the unpaid principal of the Indebtedness under the Notes and this Agreement shall be increased at Lender's discretion to the Default Rate. The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving any Obligor a right to cure any default. At Lender's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of any Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Agreement until the entire outstanding balance of principal and interest is paid in full.

     8.9 No Waiver. The failure of Lender to exercise any of its rights granted hereunder shall not be deemed a waiver thereof nor shall Lender be estopped from asserting such rights for any subsequent defaults. The remedies provided herein are cumulative and are not exclusive to any remedies that Lender may otherwise be provided by law or any Loan Documents.

                            SECTION 9. MISCELLANEOUS

     9.1 Each Obligor agrees to pay and save Lender harmless against liability for the payment of all reasonable out of pocket expenses in connection with this transaction, including documentary stamp taxes or other taxes which may be determined to be payable in respect to the execution and delivery of any loan documents executed in connection with this agreement, and the reasonable fees and expenses of Lender's counsel.

     9.2 This Agreement shall not be amended or modified unless in writing and signed by all the parties hereto.

     9.3  All notices to be mailed to Lender shall be sent to:
          Bank Of America, N.A.
          ATTN: Meriem Blevins, Vice President
          Suite 415, 13099 US HWY 41 SE
          Fort Myers, FL  33907

          and collectively to Obligors at:

          11215 Metro Parkway
          Fort Myers, FL  33912,

          with copies to:
          Gary I. Teblum, Atty.
          Trenam, Kemker, Scharf, Barkin, Frye,
          O'Neill & Mullis, P.A.
          STE 2700, Bank of America Plaza
          101 E. Kennedy Blvd.
          Tampa, FL  33601-1102

         For purposes of this Agreement, delivery to any party shall be complete upon actual delivery to such party or their agent or employee, either by hand delivery or overnight courier service, or upon the




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

expiration of five (5) days after posting the writing in the mails by certified mail or registered mail, return receipt requested, with sufficient postage to reach its destination.

     9.4 In the event any action becomes necessary to enforce the terms and conditions of this Agreement or to foreclose on any Security Instrument or any Note, Obligors shall pay all costs incurred in connection therewith, including a reasonable attorney's fee, whether or not preceding litigation and whether at trial, or in any bankruptcy proceeding, and at any appellate level. As used herein attorney's fees shall be deemed to include a separate award for paralegal or legal assistant fees.

     9.5 This Agreement may not be assigned by any Obligor, however, Lender reserves the right to assign this Agreement or to participate this Agreement and the Loans.

     9.6 This Agreement shall be governed by and construed in accordance with the laws of Florida.

     9.7 In the event that any provision of this Agreement is declared unenforceable by a court of competent jurisdiction, then such unenforceable provision shall not affect the remaining provisions hereunder.

     9.8 As the context requires, the singular shall include the plural and the plural the singular, and any one gender shall include all genders.

     9.9 This Agreement and all Loan Documents may be executed in counter parts and each shall be deemed an original.

     9.10 This Agreement supercedes all prior loan agreements between Lender and Obligors and constitutes the sole remaining loan agreement between Lender and Obligors for all credit facilities existing at the date of this Agreement.

     9.11 ARBITRATION. Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this instrument, agreement or document or any related instruments, agreements or documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the federal arbitration act (or if not applicable, the applicable state law), the rules of practice and procedure for the arbitration of commercial disputes of J.A.M.S./endispute or any successor thereof ("J.A.M.S."), and the "Special Rules" set forth below. In the event of any inconsistency, the special rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this instrument, agreement or document may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action.

              A. SPECIAL RULES. The arbitration shall be conducted in the county of any Obligor's domicile, or if there is real or personal property collateral, in the county where such real or personal property is located, at time of the execution of this instrument, agreement or document and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

American Arbitration Lender will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

              B. RESERVATION OF RIGHTS. Nothing in this arbitration provision shall be deemed to (I) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this instrument, agreement or document; or (II) be a waiver by the Bank of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (III) limit the right of the Bank hereto (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property collateral, or (c) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. The Bank may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this instrument, agreement or document. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

         Signatures Appear on the Following Pages




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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                                OBLIGORS:

                                       CHICO'S FAS, INC., a Florida corporation

/s/ Michael J. Kincaid                 By: /s/ Charles J. Kleman
-----------------------------------        -------------------------------------
Print name: Michael J. Kincaid
Witness as to all
                                       CHICO'S CONCEPT, INC.,
                                       a Florida corporation

                                       By: /s/ Charles J. Kleman
                                           -------------------------------------
                                       Print Name: Charles J. Kleman
                                       Its Treasurer

                                       CHICO'S DISTRIBUTION, INC.,
                                       a Florida corporation


                                       By: /s/ Charles J. Kleman
                                           -------------------------------------
                                       Print Name: Charles J. Kleman
                                       Its President

                                       CHICO'S REAL ESTATE, LLC, a Georgia
                                       limited liability company


                                       By: /s/ Scott A. Edmonds
                                           -------------------------------------
                                       Print Name: Scott A. Edmonds
                                       Its President


                                       CHICO'S MEDIA, INC.,
                                       a Florida corporation


/s/ Holly Kuhlman                      By: /s/ Charles J. Kleman
-----------------------------------        -------------------------------------
Print name: Holly Kuhlman              Print Name: Charles J. Kleman
Witness as to all                      Its Secretary



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                LOAN AGREEMENT IN FAVOR OF BANK OF AMERICA, N.A.
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



                                       LENDER:


                                       BANK OF AMERICA, N.A.



/s/                                    By: /s/ James Allgood
--------------------------------       -----------------------------------------
Print name:                            James Allgood, Senior Vice President
            --------------------


/s/
--------------------------------
Print name:
            --------------------






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